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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934



                              KEY3MEDIA GROUP INC.
                              --------------------
                                (Name of Issuer)


                Common Stock, par value $0.01 par value per share
                -------------------------------------------------
                         (Title of Class of Securities)


                                    49326R104
                                 --------------
                                 (CUSIP Number)


                               September 11, 2000
                               ------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                                [x] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)
                                [ ] Rule 13d-1(b)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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

                                  SCHEDULE 13G
CUSIP No. 49326R104                                            Page 2 of 8 Pages
--------------------------------------------------------------------------------

1   Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person

          GOTHAM CAPITAL V, LLC

--------------------------------------------------------------------------------

2   Check the Appropriate Box if a Member of a Group*                  (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3   SEC Use Only
--------------------------------------------------------------------------------
4   Citizenship or Place of Organization

          DELAWARE
--------------------------------------------------------------------------------
                    5    Sole Voting Power

                         1,640,200
  Number of         ------------------------------------------------------------
   Shares           6    Shared Voting Power
 Beneficially
  Owned by               0
    Each            ------------------------------------------------------------
  Reporting         7    Sole Dispositive Power
   Person
    With                 1,640,200
                    ------------------------------------------------------------
                    8    Shared Dispositive Power

                         0
                    ------------------------------------------------------------

9   Aggregate Amount Beneficially Owned by Each Reporting Person

          1,640,200
--------------------------------------------------------------------------------
10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* Excludes 1,859,800 shares referenced in a "swap" transaction entered into pursuant to a standard ISDA Master Agreement (See Item 4 Below): [X]
--------------------------------------------------------------------------------
11  Percent of Class  Represented by Amount in Row (9)

          2.52%
--------------------------------------------------------------------------------
12 Type of Reporting  Person*

          00 - Limited Liability Company
================================================================================

                                  SCHEDULE 13G
CUSIP No. 49326R104                                            Page 3 of 8 Pages
--------------------------------------------------------------------------------

1   Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person

          GOTHAM CAPITAL VI, LLC

--------------------------------------------------------------------------------

2   Check the Appropriate Box if a Member of a Group*                  (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3   SEC Use Only
--------------------------------------------------------------------------------
4   Citizenship or Place of Organization

          DELAWARE
--------------------------------------------------------------------------------
                    5    Sole Voting Power

                         57,800
  Number of         ------------------------------------------------------------
   Shares           6    Shared Voting Power
 Beneficially
  Owned by               0
    Each            ------------------------------------------------------------
  Reporting         7    Sole Dispositive Power
   Person
    With                 57,800
                    ------------------------------------------------------------
                    8    Shared Dispositive Power

                         0
                    ------------------------------------------------------------

9    Aggregate  Amount  Beneficially  Owned by Each Reporting Person

          57,800
--------------------------------------------------------------------------------
10   Check Box if the Aggregate Amount in Row (9)Excludes Certain Shares*   [ ]
--------------------------------------------------------------------------------
11   Percent of Class  Represented by Amount in Row (9)

          0.89%
--------------------------------------------------------------------------------
12   Type of Reporting  Person*

          00 - Limited Liability Company
================================================================================

                                  SCHEDULE 13G
CUSIP No. 49326R104                                            Page 4 of 8 Pages
--------------------------------------------------------------------------------

1   Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person

           JOEL M. GREENBLATT
--------------------------------------------------------------------------------

2   Check the Appropriate Box if a Member of a Group*                  (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3   SEC Use Only
--------------------------------------------------------------------------------
4   Citizenship or Place of Organization

           USA
--------------------------------------------------------------------------------
                    5    Sole Voting Power

                         0
  Number of         ------------------------------------------------------------
   Shares           6    Shared Voting Power
 Beneficially
  Owned by               1,698,000
    Each            ------------------------------------------------------------
  Reporting         7    Sole Dispositive Power
   Person
    With                 0
                    ------------------------------------------------------------
                    8    Shared Dispositive Power

                         1,698,000
                    ------------------------------------------------------------

9   Aggregate  Amount  Beneficially  Owned by Each Reporting Person

          1,698,000
--------------------------------------------------------------------------------
10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* Excludes 1,859,800 shares referenced in a "swap" transaction entered into pursuant to a standard ISDA Master Agreement (See Item 4 Below): [X]
--------------------------------------------------------------------------------
11  Percent of Class  Represented by Amount in Row (9)

          2.61%
--------------------------------------------------------------------------------
12  Type of Reporting  Person*

          IN
================================================================================

                                  SCHEDULE 13G
CUSIP No. 49326R104                                            Page 5 of 8 Pages
--------------------------------------------------------------------------------


ITEM 1.

      (a) Name of Issuer: Key3Media Group Inc.
                         ---------------------

      (b) Address of Issuer's Principal Executive Offices:

               5100 Wilshire Blvd., Suite 325, Los Angeles, CA  90036
               ------------------------------------------------------

ITEM 2.

      (a) Name of Persons Filing:
      (b) Address of Principal Business Office or, if none, Residence:
      (c) Citizenship:

      (i) Joel M. Greenblatt (United States Citizen)
     (ii) Gotham Capital V, LLC, a Delaware limited liability company ("Gotham V").
    (iii) Gotham Capital VI, LLC, a Delaware limited liability company ("Gotham VI").

      (b),(c),(f) Each of the Reporting Persons has a business address of 153 East 53rd Street, 51st Floor, New York, NY 10022.

      (d) Title of Class of Securities:  Common Stock, $ 0.01 par value
                                        --------------------------------
      (e) CUSIP Number:  49326R104
                       ------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

      (a) [ ] Broker or Dealer  registered  under  Section 15 of the Act
      (b) [ ] Bank as defined in section 3(a)(6) of the Act
      (c) [ ] Insurance Company as defined  in  section  3(a)(19)  of  the  Act
      (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940
      (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act or under the laws of any State
      (f) [ ] Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)
      (g) [ ] Parent Holding Company or Control Person, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)
      (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act
      (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
      (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J)

      If this statement is filed pursuant toss.240.13d-1(c), check this box [X].

                                  SCHEDULE 13G
CUSIP No. 49326R104                                            Page 6 of 8 Pages
--------------------------------------------------------------------------------

      ITEM 4.   OWNERSHIP

     Provide the following information as of that date and identify those shares which there is a right to acquire.

      GOTHAM CAPITAL V, LLC*

      (a) Amount Beneficially Owned:  1,640,200*
                                    --------------------------------------------
      (b) Percent of Class:   2.52%
                           -----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote:  1,640,200*
                                                       -------------------------
         (ii) shared power to vote or to direct the vote:  0
                                                         -----------------------
        (iii) sole power to dispose or to direct the disposition of:  1,640,200*
                                                                    ------------
         (iv) shared power to dispose or to direct the disposition of:  0
                                                                      ----------

      GOTHAM CAPITAL VI, LLC

      (a) Amount Beneficially Owned:  57,800
                                    --------------------------------------------
      (b) Percent of Class:  0.089%
                           -----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote:  57,800
                                                       -------------------------
         (ii) shared power to vote or to direct the vote:  0
                                                         -----------------------
        (iii) sole power to dispose or to direct the disposition of:  57,800
                                                                    ------------
         (iv) shared power to dispose or to direct the disposition of:  0
                                                                      ----------

      JOEL M. GREENBLATT **

      (a) Amount Beneficially Owned: 1,698,000
                                    --------------------------------------------
      (b) Percent of Class:  2.61%
                           -----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote:  0
                                                       -------------------------
         (ii) shared power to vote or to direct the vote:  1,698,000
                                                         -----------------------
        (iii) sole power to dispose or to direct the disposition of:  0
                                                                    ------------
         (iv) shared power to dispose or to direct the disposition of: 1,698,000
                                                                      ----------

                                  SCHEDULE 13G
CUSIP No. 49326R104                                            Page 7 of 8 Pages
--------------------------------------------------------------------------------



*Shares reported for Gotham V exclude 1,859,800 shares referenced in a "swap" transaction with, and which may be held by Bank of America or an affiliate thereof (the "Swap Counterparty") pursuant to a standard ISDA Master Agreement. Under such agreement, dispositive and voting power over such 1,859,800 shares is held by the Swap Counterparty and the Reporting Person disclaims beneficial ownership thereof. If such shares were to be deemed in the beneficial ownership of Gotham V, the aggregate amount beneficially owned thereby would be 3,500,000, which represents 5.38% of the outstanding common stock of the Issuer.

** Shares reported for Joel M. Greenblatt include shares beneficially owned by Gotham V and Gotham VI, which entities may be deemed to be controlled by Mr. Greenblatt, who is the Managing Member thereof. Shares reported for Mr. Greenblatt exclude the 1,859,800 shares referenced above. If such shares were to be deemed in the beneficial ownership of Mr. Greenblatt, the aggregate amount indirectly beneficially owned thereby would be 3,557,800, which represents 5.47% of the outstanding common stock of the Issuer.



ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

      Not Applicable

                                  SCHEDULE 13G
CUSIP No. 49326R104                                            Page 8 of 8 Pages
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ITEM 10. CERTIFICATION

      By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

Dated September 20, 2000.


                                                     JOEL M. GREENBLATT


                                                     By:/s/ Joel M. Greenblatt
                                                        ------------------------
                                                        Joel M. Greenblatt


                                                     GOTHAM CAPITAL V, LLC


                                                     By:/s/ Joel M. Greenblatt
                                                        ------------------------
                                                        Joel M. Greenblatt.
                                                        Managing Member



                                                     GOTHAM CAPITAL VI, LLC



                                                     By:/s/ Joel M. Greenblatt
                                                        ------------------------
                                                        Joel M. Greenblatt